Exhibit 10.25

THIRD AMENDMENT AND ASSIGNMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT AND ASSIGNMENT OF LEASE (this "Amendment") is entered into as of March 2, 2026 (the “Effective Date”), by and between REEP-OFC FINANCIAL CENTER FL LLC, a Delaware limited liability company ("Landlord"), IMPERIAL CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company ("Assigning Tenant"), and GREAT ELM GROUP, INC., a Delaware corporation ("Tenant")1.

R E C I T A L S:

A.
3801 PGA Acquisition Company (the "Original Landlord") and Imperial Capital, LLC (the "Original Tenant") entered into that certain Office Lease dated September 11, 2014 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease Agreement dated August 17, 2017, and as amended and assigned to Assigning Tenant by (ii) that certain Second Amendment and Assignment to Lease Agreement dated January 21, 2021 (collectively, the "Lease") for approximately 6,337 square feet of rentable area (the "Premises") in the building located at 3801 PGA Boulevard, Palm Beach Gardens, FL 33410 (the "Building").
B.
Landlord has heretofore succeeded to all of the right, title and interest of Original Landlord as the landlord under the Lease.
C.
Effective as of the Third Amendment Extension Term Commencement Date (as defined below), the Assigning Tenant desires to assign all of its right, title and interest in and to the Lease to Tenant and Tenant desires to accept such assignment and assume the obligations of Tenant under the Lease.
D.
The Lease Term is scheduled to expire on July 31, 2026.
E.
Tenant desires to extend the Lease Term as hereinafter set forth.
F.
Landlord, Assigning Tenant and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.
Assignment, Assumption and Consent.
(a)
Effective as of the Third Amendment Extension Term Commencement Date, Assigning Tenant hereby transfers, assigns and sets over to Tenant all of the right, title and interest of Assigning Tenant in and to the Lease, including, without limitation, Assigning Tenant’s interest in the Security Deposit. Effective as of the Third Amendment Extension Term Commencement Date, Assigning Tenant shall be released and discharged from any liability or obligation of the

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tenant under the Lease thereafter arising or accruing; provided, however, that for the avoidance of doubt Assigning Tenant shall remain responsible for any liability or obligation of tenant under the Lease arising or accruing prior to the Third Amendment Extension Term Commencement Date.
(b)
Tenant accepts the assignment made in Section 1(a) above, assumes all of the tenant’s obligations under the Lease, agrees to pay all rent and other charges accruing under the Lease, and agrees to observe and perform all of the other covenants, agreements and obligations to be observed or performed by the tenant under the Lease arising or accruing from and after the Third Amendment Extension Term Commencement Date. Tenant has inspected the Premises and knows the present physical condition thereof and confirms that neither Landlord nor the managing agent of the Building has made any representation or warranty to Tenant concerning the physical condition of the Premises or otherwise, expressed or implied, and that Tenant does not accept the Premises in reliance upon any such representation or warranty, in each case, other than as may be expressly set forth in this Amendment or the Lease as amended hereby.
(c)
Landlord hereby consents to the assignment made in Paragraph (a) above and the acceptance and assumption made in Paragraph (b) above; provided that notwithstanding such consent:
(i)
Landlord does not waive any claims, rights, suits or actions against Assigning Tenant arising or accruing under the Lease prior to the Third Amendment Extension Term Commencement Date; and
(ii)
Such consent is limited to the assignment and assumption herein made and shall not relieve Tenant from its obligation to obtain the consent of Landlord, if and to the extent required pursuant the terms and conditions of Section 6 of the Original Lease, to (1) any future assignment, in whole or in part, of the interest of the tenant under the Lease, or (2) any future sublease of the Premises, or any part thereof; provided that Original Tenant and its affiliates (as such term is defined in Section 6 of the Original Lease) shall be deemed affiliates of Tenant for purposes of Section 6 of the Original Lease, and, accordingly, so long as any transfer or subletting to Original Tenant or its affiliates otherwise satisfies the terms and conditions of Section 6 of the Original Lease with respect thereto, such transfer or subletting to Original Tenant or its affiliates will constitute a Permitted Transfer for purposes of Section 6 of the Original Lease.
(d)
Assigning Tenant hereby represents and warrants to Landlord and to Assigning Tenant, with respect to Assigning Tenant’s rights in and occupancy of the Premises, that the following statements are true and, unless specified below as being made effective as of the Effective Date, will be true on the Third Extension Term Commencement Date:
(i)
Assigning Tenant owns and holds the entire interest of the tenant under the Lease;
(ii)
Assigning Tenant has not entered into any subleases affecting the Premises or any part thereof;

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(iii)
Assigning Tenant has not assigned, other than to Tenant pursuant to this Amendment, or encumbered Assigning Tenant’s interest under the Lease or any part thereof;
(iv)
Assigning Tenant has not at any time done or suffered any act or omission and will not do or suffer any act or omission whereby the Premises or any part thereof is or may be in any way charged, assessed or encumbered;
(v)
As of the Effective Date, Assigning Tenant is not in default under the Lease, Landlord has not provided Assigning Tenant notice regarding a default or potential default under the Lease, and Assigning Tenant is not aware of any event or condition which with notice and/or the passage of time would reasonably be expected to become a default under the Lease;
(vi)
No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Premises have been let by Assigning Tenant or are outstanding that have not been performed and satisfied;
(vii)
Assigning Tenant has full authority to execute and deliver this Amendment, and the execution and delivery of this Amendment by Assigning Tenant shall not conflict with any other agreement by which Assigning Tenant is bound; and
(viii)
As of the Effective Date, Assigning Tenant has no claims, counterclaims, defense or cause of action against Landlord, its officers, directors, shareholders, employees or agents under the Lease.
(e)
Tenant hereby represents and warrants to Landlord that the following statements are true as of the date hereof and will be true on the Third Extension Term Commencement Date:
(i)
Tenant is a Delaware corporation and is duly qualified to transact business in the State of Florida;
(ii)
Tenant’s assumption of the obligations of Assigning Tenant pursuant to this Amendment has been duly authorized by appropriate company action;
(iii)
The individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant;
(iv)
Tenant has the financial capacity to perform all of the obligations of the tenant under the Lease, as amended by this Amendment; and
(v)
The execution and delivery of this Amendment and the performance of the obligations of the tenant under the Lease will not conflict with any agreement by which Tenant is bound.

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(f)
Landlord hereby represents and warrants to Tenant that the following statements are true as of the date hereof and, unless specified below as being made effective only as of the Effective Date, will be true on the Third Extension Term Commencement Date:
(i)
Landlord is a Delaware limited liability company and is duly qualified to transact business in the State of Florida;
(ii)
The individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord;
(iii)
The execution and delivery of this Amendment and the performance of the obligations of the Landlord under the Lease will not conflict with any agreement by which Landlord is bound; and
(iv)
As of the Effective Date, Landlord has not delivered to Assigning Tenant a notice alleging that Assigning Tenant is in default under the Lease, which default remains uncured.
2.
Extension of Term. The Lease Term is hereby extended for a period commencing on August 1, 2026 (the "Third Amendment Extension Term Commencement Date") and expiring on the last day of the one hundred twentieth (120th) full calendar month after the Substantial Completion Date (as hereinafter defined), unless sooner terminated as is otherwise provided in the Lease as amended by this Amendment, including, without limitation, Section 6 below (the "Third Amendment Extension Term"). All of the terms and provisions of the Lease shall continue to apply with respect to the Third Amendment Extension Term, except as specifically modified herein. Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease.
3.
Base Rent. During the Third Amendment Extension Term, Tenant shall pay to Landlord Base Rent in the manner and at the times set forth in Section 4.1 of the Original Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease. Tenant shall also be obligated to pay Florida sales taxes on such amounts, if applicable.

Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
8/1/26 - day preceding SCD*	$35.45	$224,646.65	$18,720.55
SCD – Month** 12	$50.00	$316,850.00	$26,404.17
Months 12 - 24	$51.50	$326,355.50	$27,196.29
Months 25 - 36	$53.05	$336,146.17	$28,012.18
Months 37 - 48	$54.64	$346.230.55	$28,852.55
Months 49 - 60 Months 61 - 72 Months 73 - 84	$56.28 $57.96 $59.70	$356,617.47 $367,315.99	$29,718.12 $30,609.67 $31,527.96

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Months 85 - 96 Months 97 - 108 Months 109 - 120	$61.49 $63.34 $65.24	$378,335.47 $389,685.53 $401,376.10 $413,417.38	$32,473.79 $33,448.01 $34,451.45

*As hereinafter defined.

** As used in this Base Rent chart, the term “Month(s)” shall refer to the applicable number of full calendar months after the Substantial Completion Date.

4.
Tenant's Allocated Share. Tenant shall continue to pay Tenant's Allocated Share (i.e., three and twenty-three hundredths percent (3.23%)) of Operating Costs for each year during the Third Amendment Extension Term on a net basis, and without regard to any base year or "stop" in accordance with the terms and conditions of the Lease.
5.
Condition of Premises.
(a)
Tenant acknowledges that it is leasing the Premises during the Third Amendment Extension Term in its "as is" condition, and that no agreements to alter, remodel, decorate, clean or improve the Premises or the Building have been made by Landlord or any party acting on Landlord's behalf. Notwithstanding the foregoing, Landlord agrees to perform the alterations and improvements in the Premises shown on the final space plan and described in the scope notes (collectively, the "Space Plan") prepared by Visnick & Caulfied originally dated September 11, 2025 as well as the budget proposal dated January 28, 2026 (collectively, "Landlord's Work"), copies of which Space Plan and budget proposal are attached hereto as Exhibits A and B, respectively. Landlord’s Work shall be performed as soon as commercially practicable after the Effective Date once the Plans (as hereinafter defined) are finalized, permits for Landlord’s Work are obtained, and construction materials are ordered and deliveries thereof are coordinated with the general contractor’s construction materials delivery timeline, using Building standard materials, quantities, procedures and finishes, except as may be otherwise specified on the Space Plan; provided, however, that in no event shall the performance of Landlord’s Work in the Premises be commenced sooner than June 15, 2026. The date on which the performance of Landlord’s Work in the Premises is commenced shall be referred to hereinafter as the “Landlord’s Work Commencement Date.” Landlord and Tenant hereby approve the Space Plan as final. Prior to commencing Landlord’s Work, Landlord shall submit to Tenant for Tenant’s approval any architectural, electrical and mechanical construction drawings, plans and specifications (the "Plans") necessary to perform Landlord’s Work. In furtherance of the foregoing, Tenant shall furnish, within five (5) business days after Landlord’s request, all information necessary to enable Landlord to complete the Plans. Tenant shall only be permitted to withhold its approval of the Plans to the extent such Plans are inconsistent with the Space Plan, in which event Tenant shall specify its objections to such Plans in reasonable detail within ten (10) business days after receipt. If Tenant disapproves the Plans as permitted pursuant to the foregoing sentence, Landlord shall promptly deliver revised Plans to Tenant for its approval, and if Tenant raises further objections to such Plans on the basis of their inconsistency with the Space Plan, Tenant shall specify its objections to such revised Plans in reasonable detail within three (3) business days after receipt of such revised Plans (and such process shall continue, as necessary, until the Plans are approved).

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Tenant’s failure to respond to any request for approval of the Plans or any revisions to the Plans within the time periods proscribed herein shall be deemed Tenant’s approval of such Plans or such revised Plans, as the case may be.
(b)
The preliminary estimate for the anticipated cost of Landlord’s Work is attached hereto as Exhibit C. Once the Plans are finalized, if there are changes to the preliminary estimate for Landlord’s Work, Landlord shall submit to Tenant an updated written estimate setting forth the anticipated cost of Landlord's Work. Within five (5) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the updated cost estimate, or specify its objections thereto and desired changes to the proposed Landlord's Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate. If Landlord's estimate and/or the actual cost of construction of Landlord's Work, including, without limitation, Landlord's Fee (hereinafter defined), shall, at any time, exceed the Construction Allowance (such amounts exceeding the Construction Allowance being referred to herein as "Excess Cost"), Tenant shall pay to Landlord such Excess Cost within five (5) business days after Landlord's written demand. Landlord shall have no obligation to commence or proceed with Landlord's Work unless and until Tenant shall pay the Excess Cost to Landlord. If Tenant shall request any change, addition or alteration to the Plans after approval by Landlord, Landlord shall have the right to approve such change, addition or alteration (not to be unreasonably withheld, conditioned or delayed), and if so approved by Landlord, Landlord shall have revisions to the Plans prepared and Tenant shall reimburse Landlord for the cost thereof (but subject to application of the Construction Allowance, if any balance thereof remains). All costs of Landlord's Work shall be borne by Tenant; provided, however, Landlord shall contribute up to Four Hundred Eleven Thousand Nine Hundred Five and 00/100 Dollars ($411,905.00), being $65.00 per square foot of rentable area of the Premises (the "Construction Allowance"), toward the cost of Landlord's Work. The Construction Allowance shall be available solely to pay for Landlord's Work and shall not be available to pay for Tenant's furniture, office equipment or other personal property, or as a rent credit, or for any other purpose. Any portion of the Construction Allowance not applied to the cost of Landlord's Work shall be retained by Landlord. Landlord shall have no obligation to commence or continue with the completion of Landlord's Work at any time that Tenant is in default beyond applicable notice and cure periods under the Lease.
(c)
Tenant shall grant Landlord and Landlord's contractors such access as to the Premises as may be reasonably necessary or desirable for Landlord to complete Landlord's Work, and no such entry shall be deemed an eviction or a partial eviction or entitle Tenant to abatement of rent or any other remedy. In furtherance and not in limitation of the foregoing, in order to enable Landlord to substantially complete Landlord’s Work safely and as soon as commercially practicable after the Landlord’s Work Commencement Date, Tenant hereby agrees that notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right, exercisable upon five (5) business days’ prior written notice to Tenant, to require that Tenant not occupy the Premises during one or more periods from and after the Landlord’s Work Commencement Date until Landlord’s Work is substantially completed while Landlord is performing Landlord’s Work (each a “Non-Occupancy Period”) (and, for the avoidance of doubt, Tenant’s vacating of the Premises during the Non-Occupancy Period shall not be deemed an eviction or a partial eviction or entitle Tenant to abatement of rent or any other remedy). Tenant

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acknowledges that based on Landlord’s experience with prior similar construction projects, Landlord estimates that based on the current proposed scope of Landlord’s Work, the Non-Occupancy Period may total approximately fourteen (14) weeks in the aggregate (which may be continuous), and Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work within such period; however, the actual length of the Non-Occupancy Period may vary from Landlord’s estimate, which is being provided prior to the Plans being finalized, and will be reasonably determined by Landlord’s general contractor. Throughout the performance of Landlord’s Work, Tenant shall cooperate with Landlord as reasonably requested by Landlord, including, without limitation, moving employees, furniture, equipment and other personal property as may be reasonably requested by Landlord in order to ensure the expeditious and safe completion of Landlord's Work. When Landlord is performing Landlord’s Work outside of a Non-Occupancy Period, Landlord shall use commercially reasonable efforts to minimize the disruption to Tenant’s business operations in the Premises; provided, however, that Tenant acknowledges that Landlord’s Work may be performed during Tenant’s normal business hours.
(d)
Tenant shall pay to Landlord a construction fee ("Landlord's Fee") in connection with the performance of Landlord's Work in the amount equal to five percent (5%) of the cost of Landlord's Work. Landlord's Fee shall be payable upon demand and Landlord shall be entitled to apply a portion of the Construction Allowance against the same.
(e)
Notwithstanding anything to the contrary contained in this Third Amendment, so long as no uncured default exists under the Lease, and except to the extent caused by Tenant Delay or Force Majeure Events (each as hereinafter defined), if Landlord’s Work is not substantially complete by the date that is twenty-two (22) weeks after the Landlord’s Work Commencement Date, then Tenant shall be entitled to one (1) day of abatement of Annual Base Rent for each one (1) day thereafter until Landlord substantially completes Landlord’s Work, which abatement shall be applied to Annual Base Rent next coming due under the Lease, as amended by this Amendment, until exhausted.
(f)
For purposes of this Section 5, the following subparagraphs (i) through (vii) shall be deemed ("Tenant Delays"):

(i) Tenant's failure to approve the Plans or any revisions to the Space Plan or Plans as and when required under this Amendment; or

(ii) Tenant's failure to approve the updated or any revised cost estimate within the time periods prescribed herein for such approval; or

(iii) Tenant's request for or use of materials, finishes or installations or construction procedures after Landlord has notified Tenant that same will result in delay in completion of Landlord's Work; or

(iv) Tenant's failure to pay any portion of the Excess Cost as and when payable by Tenant hereunder; or

196862068v8

(v) Tenant's changes in Landlord's Work or the Plans (except for such changes to the Plans that are required to make the Plans consistent with the Space Plan), notwithstanding Landlord's approval of any such changes; or

(vi) Tenant’s failure to respond to any inquiry or request for information or approval from Landlord within three (3) business days if such response is reasonably necessary for Landlord to proceed with Landlord’s Work and no response time therefor is specified in this Section 5; or

(vii) Any other act, omission or delay by Tenant, its agents, contractors or persons employed by any of such persons delaying substantial completion of Landlord's Work.

(g)
For purposes of this Section 5, “Force Majeure Construction Events” shall mean any delays in the substantial completion of Landlord’s Work to the extent caused by events beyond Landlord’s reasonable control, including, without limitation, inability or long lead times to procure labor or materials, delays in processing permits and approvals caused by governmental authorities, labor strikes and inclement weather.
(h)
For purposes of this Section 5, the phrases “substantial completion,” “substantially complete,” and the like shall mean that Landlord’s Work has been completed except for such incomplete punch list items as would not materially interfere with the use of the Premises for the Permitted Use of the Premises under the Lease. In the event of any dispute between Landlord and Tenant as to whether Landlord’s Work is substantially complete, the decision of the general contractor, acting reasonable and in good faith, shall be dispositive. The date on which Landlord’s Work is substantially complete shall be referred to herein as the “Substantial Completion Date” or the “SCD.” Notwithstanding anything to the contrary contained in this Amendment, if Landlord shall be delayed in substantially completing Landlord’s Work by Tenant Delay, then the Substantial Date shall be the date on which Landlord’s Work would have been substantially complete but for Tenant Delay.
6.
Termination Option. Provided that (a) Tenant has not sublet any portion of the Premises, unless all such sublettings shall expire or be terminated on or before the Early Termination Date (hereinafter defined), (b) no default then exists under this Lease, and (c) Tenant has not delivered the Extension Notice, Tenant shall have a one (1) time option to terminate this Lease (the “Termination Option”) with respect to the Premises, effective on July 31, 2033 (the date when this Lease is terminated pursuant to this Section 6 being referred to herein as the “Early Termination Date”). Tenant shall exercise the Termination Option by (i) delivering to Landlord written notice (the “Termination Notice”) of such election to terminate this Lease by no later than October 31, 2032, time being of the essence, and (ii) paying to Landlord the Termination Payment (hereinafter defined), concurrently with the Termination Notice (or substantially concurrently so long as both the Termination Notice and the Termination Payment are delivered to Landlord no later than October 31, 2032), time being of the essence. If Tenant pays the Termination Payment when due, then this Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in the condition required under the Lease. If Tenant fails to pay the Termination Payment when due

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as stated above, the Termination Option shall, at Landlord’s option, be void. Upon Tenant’s delivering the Termination Notice, any and all rights of Tenant to extend the Lease Term or to lease additional space in the Building, whether pursuant to a right of first offer, a right of first refusal, an expansion option, or otherwise, shall immediately be void and of no further force or effect. All obligations of either party to the other which accrue under the Lease on or before the Early Termination Date shall survive such termination. As used herein, “Termination Payment” shall mean the unamortized balance of the Leasing Costs as of the Early Termination Date had the Leasing Costs been loaned to Tenant as of the Third Amendment Extension Term Commencement Date at the interest rate of Nine and One-Half percent (9.5%) per annum, compounded monthly and had such loaned amount been repaid in equal monthly installments commencing on the Third Amendment Extension Term Commencement Date in amounts sufficient to fully amortize such loaned amount and the imputed interest thereon on the expiration date of the Third Amendment Extension Term. Landlord agrees to deliver to Tenant, within fifteen (15) days after Tenant’s written request therefor made at any time after the completion of Landlord's Work, a written statement setting forth the amount of the Termination Payment (if Landlord has not previously delivered such calculation to Tenant following the completion of Landlord’s Work). The term “Leasing Costs” shall mean the sum of (1) the total brokerage commission payable by Landlord in connection with this Amendment (i.e., $108,971.00) and (2) the Construction Allowance (provided, however, that if the actual cost of Landlord’s Work (including, without limitation, the cost of Landlord’s Fee) is less than the Construction Allowance, then such lesser amount shall be used in place of the Construction Allowance for purposes of calculating the Leasing Costs). Landlord and Tenant acknowledge that the Termination Payment is not a penalty, but is a reasonable estimate of the damages to be suffered by Landlord as a consequence of Tenant’s exercise of the Termination Option. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Termination Payment as a consequence of the actual costs incurred by Landlord in re-letting the Premises being less than the Termination Payment. Solely for illustration purposes, a sample Termination Fee calculation is set for as Exhibit B attached hereto. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Tenant’s exercise of the Termination Option will not terminate this Lease with respect to any space in the Building leased by Tenant after the Effective Date.
7.
Parking. During the Third Amendment Extension Term, Tenant shall continue to have the parking rights set forth in Section 1.20 of the Original Lease as amended by Section 8 of the Second Amendment; provided, however, that commencing no earlier than the third (3rd) anniversary of Third Amendment Extension Term Commencement Date, and no more frequently than one time per consecutive three (3) year period thereafter, Landlord shall have the right to increase the monthly standard rate which Tenant pays for Tenant’s use of Tenant’s two (2) reserved parking spaces to the then-current Building standard rate, plus any applicable taxes.
8.
Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment is Cushman & Wakefield of Florida, LLC, whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree that such commission will be paid only in the event that the Agreement is fully executed by both Landlord and Tenant and that all conditions precedent the Lease and Third Amendment Extension Term Commencement Date are satisfied by both parties. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from

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and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.
9.
Limitation of Landlord's Liability. The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord's liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant's right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord's right, title and interest in the Building, so long as the purchase or transferee of such right, title and interest assumes all liability and obligations to the extent thereafter arising and accruing, Landlord shall be released from all liability and obligations thereafter arising and accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee (and, for the avoidance of doubt, to Tenant and its successors and permitted assigns).
10.
LEED Certification. The Building is currently LEED certified. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to maintain the LEED certification for the Building (or portion thereof) or change the LEED certification, and/or elect to apply for other applicable certification in connection with Landlord’s sustainability practices for the Building (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue or maintain such an aforementioned certification, Tenant shall promptly and reasonably cooperate with the efforts of Landlord in connection therewith and promptly provide Landlord with any documentation it may reasonably need in order to obtain or maintain the aforementioned certification (provided that producing such documentation shall not cause Tenant to incur more than de minimis out-of-pocket costs in connection therewith) and cooperate with all other reasonable requests in connection with Landlord’s efforts in connection therewith (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any alterations, additions or improvements undertaken by the Tenant in the Building, the sharing of documentation pertaining to any alterations, additions or improvements undertaken by Tenant in the Building with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Building).
11.
Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or on the real property on

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which the Building is located (each in Landlord’s sole and absolute discretion), Tenant shall comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors).
12.
Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.
13.
Counterparts; Electronic Signature. This Amendment may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Further, the parties agree that this Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD: REEP-OFC FINANCIAL CENTER FL LLC, a Delaware limited liability company By: Name: Title: ASSIGNING TENANT: IMPERIAL CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company By: Name: Title:
TENANT: GREAT ELM GROUP, INC., a Delaware corporation By: Name: Title:

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EXHIBIT A

SPACE PLAN

GREAT ELM

3801 PGA	DATE	09.11.2025	
FLOOR 6	FITPLAN #	FIT #7	
PALM BEACH GARDENS, FL	PROJECT #	2025.171.10	

VISNICK & CAULFIELD

PROGRAM SUMMARY

STAFF REQUIREMENTS	
DESIGNATION	PRV'D
EXEC OFFICE - EXTERIOR	1
OFFICE - EXTERIOR	5
OFFICE - INTERIOR	6
WORKSTATION - 8X8	1
WORKSTATION - 6X8	0
WORKSTATION - 6X7'-6	8
TOTAL STAFF	21

SUPPORT REQUIREMENTS	
SPACE USE	PRV'D
CONF. (14P)	1
HUDDLE (4P) / FUTURE OFFICE	1
HUDDLE (3P)	1
RECEPTION	1
PANTRY	1
SERVER	1
PRINT	2
STORAGE	1
COAT	1

COMMON CORRIDOR
EXISTING SINK, DISHWASHER TO REMAIN
NEW FULL HEIGHT MILLWORK WITH INTEGRATED PANEL READY REFRIGERATOR
MECHANICAL
NEW FULL HEIGHT BACKSPLASH WITH BASE CABINETS
SERVER
PANTRY
STOR
COAT
MENS
ELECTRICAL
OFFICE
OFFICE
OFFICE
POWER/DATA INSTALLED TO SUPPORT (10) WORKSTATIONS TOTAL
DECORATIVE WOOD SLAT FINISH
CONF.
FULL HEIGHT FROST FILM AT GLAZING
RECEPTION
PRINT
OFFICE
OFFICE
OFFICE
OFFICE
INVESTIGATE IF NICHE CAN BE CREATED TO INSET TV
CONFERENCE
OFFICE
EXEC OFFICE
OFFICE
OFFICE
HUDDLE/ FUTURE OFFICE
POWER/DATA INSTALLED TO SUPPORT OFFICE & HUDDLE CONFIGURATIONS

*All furniture shown hereon is for illustration purposes only and is not being provided as part of Landlord’s Work.

A-1

196862068v8

EXHIBIT B

BUDGET PROPOSAL

Rite Way Contracting & Painting Certified General Contractor

Date: January 28th, 2026

Submitted To: Jonathan Berke
3801 PGA Blvd., Suite #101
Palm Beach Gardens, FL 33410

For: Imperial Capital Suite 603
3801 PGA Blvd
Palm Beach Gardens, FL 33410

Architect: N/A

Attachments: See Exhibit B,

Engineer: N/A

We hereby submit our Proposal to provide labor, material, equipment and supervision to complete the interior fit-up at Imperial Capital Suite 603 Renovation, 3801 PGA Blvd., Ste. #101, Palm Beach Gardens, FL 33410 for Jonathan Berke; in accordance with tenant's layout space plan and specs done by Visnick & Caulfield and in addition to the attached "Qualifications and Exclusions".

We propose to furnish labor and material complete in accordance with the following scope of work for the budget sum of:

Four Hundred Eighteen Thousand Five Hundred Forty Six Dollars $418,546.00

See the following attachments:

- Exhibit A - Qualifications and Exclusions
- Exhibit B - Construction Cost

Any alteration or deviation from the above specifications involving extra costs will be executed only upon written orders, and will become an extra charge over and above the estimate. All agreements contingent upon strikes, accidents or delays beyond our control. Owner to carry fire, tornado and other necessary insurance upon above work. Workman's compensation and public liability insurance on the above work to be taken out by Rite Way Contracting & Painting.

Respectfully submitted, Rite Way Contracting & Painting

By: ____________________________________
Kirk Chong, Construction Manager

The above prices, specifications and conditions are satisfactory and are hereby accepted. You are authorized to perform the work as specified. Payment will be as outlined above.

Accepted by: ___________________________________ Title: ___________________________ Date: _______________

2351 Vista Parkway, Unit 400, West Palm Beach, FL 33411
561.740.7999 Office

196862068v8

Rite Way Contracting & Painting Certified General Contractor

3801 PGA Blvd. Suite 603
Exhibit A
Qualifications & Exclusions

Qualifications:

1. This proposal is based on Visnick & Caulfield floorplan.
2. This proposal is subject to change should there be any revisions to permit set plans.
3. This proposal is based on all work to be completed during normal business hours with the exception of demolition and any noise, conduct or equipment operation that may interfere with the comforts or conveniences of other unit owners.
4. Rite Way Contracting & Painting is not responsible for any pre-existing conditions prior to any work that prohibit the reuse of existing fixtures or interfere with the integrity of the building.
5. Permit allowance calculated at 2% is included.

Demolition – (Work to be completed after normal business hours)

1. Demo interior drywall partitions as per plan.
2. Demo existing ceiling grid and tile as per plan.
3. Demo existing doors/frames/windows as per plan.
4. Demo existing millwork as per plan.
5. Demo (1) layer flooring.
6. Remove and cap existing plumbing as per plan.
7. Remove HVAC as per new layout.
8. Safe off electricity and discard of existing electrical receptacles.

Millwork Areas – Pantry / Closet Storage

9. Furnish and install new base and upgraded upper cabinets with Quartz Countertops and backsplash at Pantry Area as per plan.
10. Furnish and install new shelving in closet storage as per plan.
11. Sink area includes ADA compliant in designated areas as per plan.
12. Handles to be Brushed Nickel standard wire pulls.

Door/Frame/Hardware/Glazing

13. Furnish and install new 3’0” x 8’0” Rotary Natural Birch wood doors as per new layout.
14. Furnish and install hollow metal knockdown 16ga primed frame as per layout.
15. All wood door hardware as per door schedule w/ Hager Withnell lever handle.
16. Furnish and install new single 3’0” x 8’0” sliding glass door system with equal framed glass panels at offices per plan.
17. Main Entrance doors to remain as existing.

Carpentry / Drywall / Framing / Insulation

18. Furnish and install new interior wall partition as per plan.
19. Furnish and install batt insulation as per plan.
20. Patch/Repair wall partition in affected demo areas.
21. Necessary standard blocking in wall partition as per plan.

Finishes

22. Furnish and install Carpet Tile with an Allowance of $49/SY as a base spec per plan.
23. Furnish and install LVT’s Patcraft as a base spec as per plan.
24. Furnish and install Base 4” on new partition as per plan.
25. Furnish and install Schluter Schiene metal at transitions.
26. Furnish and install WT-1 Wall Tile backsplash as per spec.
27. Furnish and install wall panels at (1) Reception wall partition only.

Ceilings

28. Furnish and install new ACT ceiling system as per plan.

Finishes

29. Paint partition walls as per plan.
30. Paint door frames only as per plan.
31. New wood doors to receive clear finish as per plan.

2351 Vista Parkway, Unit 400, West Palm Beach, FL 33411
561.740.7999 Office

196862068v8

Rite Way Contracting & Painting Certified General Contractor

Fire Sprinklers / Fire Alarm / Fire Safety - Allowance

32. Relocate/Add new fire sprinkler recessed pendants including shop drawings to accommodate new layout as per plan.
33. Furnish and install NAC fire warning devices as per landlord's preparatory sub-contractor for new layout.
34. New devices to be tied into existing Honeywell FCI E-3 fire alarm system.
35. Includes shop drawings.
36. Includes inspection (FASS Tech Onsite).
37. Furnish and install (2) standard wall mounted fire extinguisher cabinet w/ type NFPA 10 as per layout.

HVAC - Allowance

38. Modification to existing duct work to accommodate new layout.
39. Furnish and install new trunk line as per plan w/ Rigid Fiberglass 1.5".
40. Furnish and install Flex to be R-6.
41. Furnish and install manual dampers at take-offs.
42. Furnish and install new Air Distribution as per new layout.
43. Cap duct in areas not being used.
44. Provide certified test and balance.

Plumbing – Pantry - Allowance

45. Demo and cap existing plumbing.
46. Furnish and install new sink and faucet in Pantry as per spec.
47. Provide connection for refrigerator and dishwasher.

Electrical - Allowance

48. Provide demo and electric safe-off as per demolition. Supply temporary power and lighting.
49. Furnish and install new LED light fixture package with an allowance sourced from online as per spec'd fixtures from tenant's Boston office including wiring as per new layout.
50. Furnish and installed new Pendent light fixture package with allowance as per spec from tenant's Boston office.
51. Furnish and install exit signs with an allowance as per layout.
52. Furnish and install new receptacles for new wall partitions only as per plan.
53. Power for modular furniture locations utilizing floor outlets.
54. Provide new low voltage stub ups as per layout.

Exclusions:

1. Special inspector or inspections.
1. Architectural, engineering or design fees.
2. Builder's risk insurance.
3. Unforeseen conditions.
4. Governmental or building department requirements that alters or adds to the scope of work.
5. Removal of hazardous material.
6. Asbestos Testing and or Abatement.
7. Signage.
8. This proposal excludes any phasing.
9. This proposal excludes any fire rated doors unless noted otherwise.
10. This proposal excludes any install of artwork. To be done by tenant.
11. This proposal excludes any install of marker board. To be done by tenant.
12. This proposal excludes any new install or repair of existing window treatments.
13. This proposal excludes master keying.
14. This proposal excludes any sound suppression material under new flooring.
15. This proposal excludes any demo of excessive existing floor adhesive…TBD. Minor floor prep is included.
16. This proposal excludes any appliances.
17. This proposal excludes any window treatments.
18. This proposal excludes any interior window film…TBD.
19. This proposal excludes any work done to adjacent space or common areas other than what's mentioned above.
20. This proposal excludes any card reader.
21. This proposal excludes any re-wiring of existing electrical that's not up to current NEC.
22. This proposal excludes any provision, installation and commissioning of a BAS System, SC Web Enabled System Controller other than what's mentioned above.
23. This proposal excludes replacing existing pneumatic T-Stats with new controls.
24. This proposal excludes any shut down of existing plumbing systems.

2351 Vista Parkway, Unit 400, West Palm Beach, FL 33411
561.740.7999 Office

196862068v8

Rite Way Contracting & Painting Certified General Contractor

25. This proposal excludes any main or branch line size increase or relocation to existing overhead sprinkler lines.
26. This proposal excludes any Hydraulic calculations.
27. This proposal excludes any furnish and install of appliances or equipments other than what's mentioned above.
28. This proposal excludes any power control management other than what's mentioned above.
29. This proposal excludes any low volt/IT work other than what's mentioned above.
30. This proposal excludes any electrical modifications to panel or upgrades to service other than what's mentioned above.

2351 Vista Parkway, Unit 400, West Palm Beach, FL 33411
561.740.7999 Office

196862068v8

EXHIBIT C

BUDGET CONSTRUCTION ESTIMATE

Imperial Capital – Suite 603

Estimated Cost

Architectural Fees: $39,500

General Contractor & Permit Fees: $418,546

Landlord Fee (5%): $22,902.30

Total: $480,948.30

D-1

196862068v8

EXHIBIT D

TERMINATION FEE CALCULATION SAMPLE

Termination:	Last day of the 84th month of the term
Tenant SF:	6,337
Months Free:	
Free Rent ($ PSF):	
TI ($ PSF):	
OpEx at Termination	
Rent following Termination:	
Add'l Months to be Paid:	

Termination Date:	8/1/2033
Concession Package	
Free Rent:	$ -
TI:	$ 392,894
LC:	$ 108,971
Discount Rate:	9.5%

Fixed Term. Fee Portion, if any:	$ -
Unam:	$ 202,729
Total Cost:	$ 202,729

AMORTIZATION SCHEDULE

Date	Month	Beginning Balance	Interest	Principal	Payment	Ending Balance
8/1/2026	1	$ 501,865	$ 3,973	$ 2,521	$6,494	$ 499,344
9/1/2026	2	$ 499,344	$ 3,953	$ 2,541	$6,494	$ 496,803
10/1/2026	3	$ 496,803	$ 3,933	$ 2,561	$6,494	$ 494,242
11/1/2026	4	$ 494,242	$ 3,913	$ 2,581	$6,494	$ 491,661
12/1/2026	5	$ 491,661	$ 3,892	$ 2,602	$6,494	$ 489,059
1/1/2027	6	$ 489,059	$ 3,872	$ 2,622	$6,494	$ 486,437
2/1/2027	7	$ 486,437	$ 3,851	$ 2,643	$6,494	$ 483,794
3/1/2027	8	$ 483,794	$ 3,830	$ 2,664	$6,494	$ 481,130
4/1/2027	9	$ 481,130	$ 3,809	$ 2,685	$6,494	$ 478,445
5/1/2027	10	$ 478,445	$ 3,788	$ 2,706	$6,494	$ 475,739
6/1/2027	11	$ 475,739	$ 3,766	$ 2,728	$6,494	$ 473,011
7/1/2027	12	$ 473,011	$ 3,745	$ 2,749	$6,494	$ 470,261
8/1/2027	13	$ 470,261	$ 3,723	$ 2,771	$6,494	$ 467,490
9/1/2027	14	$ 467,490	$ 3,701	$ 2,793	$6,494	$ 464,697
10/1/2027	15	$ 464,697	$ 3,679	$ 2,815	$6,494	$ 461,882
11/1/2027	16	$ 461,882	$ 3,657	$ 2,837	$6,494	$ 459,045
12/1/2027	17	$ 459,045	$ 3,634	$ 2,860	$6,494	$ 456,185
1/1/2028	18	$ 456,185	$ 3,611	$ 2,883	$6,494	$ 453,302
2/1/2028	19	$ 453,302	$ 3,589	$ 2,905	$6,494	$ 450,397
3/1/2028	20	$ 450,397	$ 3,566	$ 2,928	$6,494	$ 447,469
4/1/2028	21	$ 447,469	$ 3,542	$ 2,952	$6,494	$ 444,517
5/1/2028	22	$ 444,517	$ 3,519	$ 2,975	$6,494	$ 441,542
6/1/2028	23	$ 441,542	$ 3,496	$ 2,998	$6,494	$ 438,544
7/1/2028	24	$ 438,544	$ 3,472	$ 3,022	$6,494	$ 435,521
8/1/2028	25	$ 435,521	$ 3,448	$ 3,046	$6,494	$ 432,475
9/1/2028	26	$ 432,475	$ 3,424	$ 3,070	$6,494	$ 429,405
10/1/2028	27	$ 429,405	$ 3,399	$ 3,095	$6,494	$ 426,310
11/1/2028	28	$ 426,310	$ 3,375	$ 3,119	$6,494	$ 423,191

196862068v8

196862068v8